EXHIBIT 99.1

Media Relations Amanda Theisen 651-206-2569 mediarelations@suncountry.com

SUN COUNTRY AIRLINES ANNOUNCES JENNIFER VOGEL AS NEW CHAIR OF BOARD OF DIRECTORS

MINNEAPOLIS, March 7, 2023 -- Sun Country Airlines (NASDAQ: SNCY) has appointed Jennifer L. Vogel as chair of the board of directors, effective March 7, 2023. Vogel, former senior vice president, general counsel, secretary and chief compliance officer of Continental Airlines, Inc., joined the board in October 2022.

Vogel has extensive board governance and executive leadership experience. She has served on multiple public company boards, overseeing major transactions, and leading the development of best practices in corporate governance, crisis and enterprise risk management, executive compensation, and corporate compliance. At Continental, she played key roles in helping the airline achieve substantial global expansion, including the merger of Continental Airlines with United Airlines. She serves on the board of AAR Corp, and previously served on the boards of Virgin America Inc., American Science and Engineering, Inc., and Clearwire Corporation. She has been recognized as one of the “Most Influential Corporate Board Directors” by Women’s Inc., “Most Powerful and Influential Women in Texas” by the Texas Diversity Council and Texas Diversity Magazine.

“Sun Country has benefitted greatly from Jennifer’s experience and business insights,” said Jude Bricker, Sun Country CEO. “I’m thrilled that the board has selected her as our new board chair. I look forward to continuing to partner with her and the board to continue Sun Country’s success and growth.”

“I am honored to be selected by my colleagues as the next chair of the Sun Country board, particularly at this exciting time of growth and transformation as a new public company,” Vogel said. “It will be a privilege to work more closely with the talented and committed members of the Sun Country team, led by Jude, and my dedicated fellow board members. Together, I look forward to helping drive value for all Sun Country stakeholders – customers, employees, shareholders, and the communities we serve.”

Vogel currently serves on the National Council of the World Wildlife Fund and the Telluride Regional Airport Authority Board. She earned her BBA from the University of Iowa and her JD from the University of Texas.

Vogel replaces David Siegel, who is stepping down from the Sun Country board due to a business conflict unrelated to the airline. Siegel joined the board in April 2018 as Executive Chairman and transitioned to non-executive Chairman in March 2021 at the time of Sun Country’s IPO.

“Dave has played a key role in restructuring Sun Country and guiding it to become the profitable, reliable airline it is today and setting us up for a future of sustained growth,” Bricker added. “I am grateful to Dave for the leadership he has provided in developing a strong and diverse board of directors, and for the support and guidance he has given to me.”

Media Relations Amanda Theisen 651-206-2569 mediarelations@suncountry.com

About Sun Country
Sun Country Airlines is a new breed of hybrid low-cost air carrier, whose mission is to connect guests to their favorite people and places, to create lifelong memories and transformative experiences. Sun Country dynamically deploys shared resources across our synergistic scheduled service, charter, and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing CMI service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

For photos, b-roll and additional company information, visit www.suncountryview.com/newsroom/multimedia/.

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